DREYFUS MUNICIPAL FUNDS, INC.
                  - Dreyfus Premier Select Municipal Bond Fund
                            Registration No. 811-6377

                                Sub-Item 77Q1(a)

 On July 17, 2007, the Fund's Board authorized the name change of Dreyfus Premier Select Municipal Bond Fund (a series of the Registrant) to Dreyfus Premier AMT-Free Municipal Bond Fund.